Hexcel Corporation Two Stamford Plaza | 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2024 FIRST QUARTER RESULTS

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Q1 2024 GAAP diluted EPS of $0.43 compared to Q1 2023 GAAP diluted EPS of $0.50.
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Q1 2024 adjusted diluted EPS of $0.44, compared to Q1 2023 adjusted diluted EPS of $0.50
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Q1 2024 Sales were $472 million, an increase of 3.2% over Q1 2023 sales of $458 million (3.1% increase in constant currency).
•
Returned $113 million in Q1 2024 to stockholders via share repurchases and dividends.
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Full year 2024 guidance is reaffirmed.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended
	March 31,
(In millions, except per share data)	2024	2023	% Change

Net Sales	$472.3	$457.7	3.2%
Net sales change in constant currency			3.1%
Operating Income	52.9	62.8	(15.8)%
Net Income	36.5	42.7	(14.5)%
Diluted net income per common share	$0.43	$0.50	(14.0)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$54.1	$63.0	(14.1)%
As a % of sales	11.5%	13.8%
Adjusted Net Income	37.4	42.9	(12.8)%
Adjusted diluted net income per share	$0.44	$0.50	(12.0)%

STAMFORD, Conn. April 22, 2024 – Hexcel Corporation (NYSE: HXL) today reported first quarter 2024 results including net sales of $472 million and adjusted diluted EPS of $0.44 per share.

Chairman, CEO and President Nick Stanage said, "Our commercial aerospace market continues to build momentum with our first quarter 2024 sales growing sequentially from the fourth quarter of 2023, including growth in both widebody and narrowbody programs. Volume leverage across the business drove sequential margin expansion demonstrating continued strong execution on our upward trajectory. We remain committed to delivering our full-year 2024 and our mid-term guidance as the Hexcel team focuses on growth, margin expansion and cash generation.”

Mr. Stanage continued, “Reports that global air passenger traffic has now exceeded pre-pandemic levels are encouraging and highlight steadily growing demand for new commercial aircraft and for lightweight composite Hexcel products to build them. We are especially pleased that two airlines recently ordered a sizeable number of new widebody aircraft where Hexcel has significant content. The demand for lightweight, fuel-efficient, composite-intensive aircraft continues to grow, and we remain focused on execution to meet customer demand.”

Markets

Sales in the first quarter of 2024 were $472.3 million compared to $457.7 million in the first quarter of 2023.

Commercial Aerospace (63% of YTD Sales)

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Commercial Aerospace sales of $299.3 million increased 5.2% (5.2% in constant currency) for the first quarter of 2024 compared to the first quarter of 2023 on higher widebody sales. Other Commercial Aerospace sales decreased 6.3% for the first quarter of 2024 compared to the first quarter of 2023 on lower business jet sales.

Space & Defense (30% of YTD Sales)

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Space & Defense sales of $139.1 million increased 10.2% (10.0% in constant currency) for the quarter as compared to the first quarter of 2023. The sales increase was led by fixed wing aircraft programs including the Lockheed F-35 and Airbus A400M as well as classified programs.

Industrial (7% of YTD Sales)

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Total Industrial sales of $33.9 million in the first quarter of 2024 decreased 27.9% (28.5% in constant currency) compared to the first quarter of 2023, with lower sales across all industrial sub-markets.

Consolidated Operations

Gross margin for the first quarter of 2024 saw another sequential improvement achieving 25.0%. The first quarter of 2023 had a gross margin of 27.9% and benefited from a number of items including particularly favorable absorption and a favorable sales mix. As a percentage of sales, selling, general and administrative and R&T expenses for the first quarter of 2024 were 13.6% compared to 14.1% for the first quarter of 2023. Adjusted operating income in the first quarter of 2024 was $54.1 million or 11.5% of sales, compared to $63.0 million, or 13.8% of sales in 2023. The impact of exchange rates on operating income as a percentage of sales was favorable by approximately 30 basis points in the first quarter of 2024 compared to the first quarter of 2023.

Cash and other

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Net cash used for operating activities in the first quarter of 2024 was $7.0 million, compared to a use of $23.4 million for the first quarter of 2023. Working capital was a cash use of $84.5 million in the first quarter of 2024 compared to a use of $104.0 million in the first quarter of 2023. Capital expenditures on a cash basis were $28.7 million for the first quarter of 2024 compared to $18.1 million for the first quarter of 2023. Free cash flow was ($35.7) million in the first quarter of 2024 compared to ($41.5) million in the first quarter of 2023. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $18.6 million for the first quarter of 2024 compared to $16.8 million for the first quarter of 2023.
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The Company used approximately $100.7 million to repurchase shares of its common stock during the first quarter. The aggregate remaining authorization under the share repurchase program as of March 31, 2024 was $386.4 million following an additional $300 million authorization by the Hexcel Board of Directors in February 2024.
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As announced today, the Board of Directors declared a quarterly dividend of $0.15 per share payable to stockholders of record as of May 3, 2024, with a payment date of May 10, 2024.

2024 Guidance (unchanged)

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Sales of $1.925 billion to $2.025 billion
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Adjusted diluted earnings per share of $2.10 to $2.30
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Free cash flow of greater than $200 million
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Capital expenditures less than $100 million
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Effective tax rate of 22.0%

Market-Specific Sales Outlook (unchanged)

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Commercial Aerospace: Up mid-teens
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Space & Defense: Up mid-single digits
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Industrial: Up low to mid-single digits

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Hexcel will host a conference call at 10:00 a.m. ET, on April 23, 2024 to discuss first quarter 2024 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (646) 307-1963. The conference ID is 2360739. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX or Boeing 787 on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts; expectations regarding our strategic initiatives, including, our sustainability goals; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; and our expectations of financial results for 2024 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of macroeconomic factors or geopolitical issues or conflicts; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX or the Boeing 787; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions and inflation; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including the effect of change in global trade policies, such as sanctions; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended
	March 31,
(In millions, except per share data)	2024	2023
Net sales	$472.3	$457.7
Cost of sales	354.1	330.0
Gross margin	118.2	127.7
% Gross Margin	25.0%	27.9%

Selling, general and administrative expenses	49.0	50.8
Research and technology expenses	15.1	13.9
Other operating expense	1.2	0.2
Operating income	52.9	62.8
Interest expense, net	6.5	9.4
Income before income taxes, and equity in earnings of affiliated companies	46.4	53.4
Income tax expense	9.9	11.7
Income before equity in earnings of affiliated companies	36.5	41.7
Equity in earnings from affiliated companies	-	1.0
Net income	$36.5	$42.7

Basic net income per common share:	$0.44	$0.50

Diluted net income per common share:	$0.43	$0.50

Weighted-average common shares:
Basic	83.9	84.6
Diluted	84.8	85.5

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	March 31,	December 31,
(In millions)	2024	2023
Assets
Cash and cash equivalents	$85.9	$227.0
Accounts receivable, net	271.0	234.7
Inventories, net	353.8	334.4
Contract assets	31.2	25.1
Prepaid expenses and other current assets	47.8	43.0
Total current assets	789.7	864.2

Property, plant and equipment	3,194.8	3,195.5
Less accumulated depreciation	(1,536.6)	(1,516.8)
Net property, plant and equipment	1,658.2	1,678.7

Goodwill and other intangible assets, net	248.7	251.3
Investments in affiliated companies	5.0	5.0
Other assets	119.6	119.3
Total assets	$2,821.2	$2,918.5

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.1	$0.1
Accounts payable	128.1	159.1
Accrued compensation and benefits	67.3	75.7
Accrued liabilities	93.1	81.0
Total current liabilities	288.6	315.9

Long-term debt	714.6	699.4
Retirement obligations	44.3	42.6
Other non-current liabilities	141.6	144.1
Total liabilities	$1,189.1	$1,202.0

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 111.3 shares issued at March 31, 2024 and 110.8 shares issued at December 31, 2023	$1.1	$1.1
Additional paid-in capital	954.6	936.8
Retained earnings	2,192.6	2,168.7
Accumulated other comprehensive loss	(89.0)	(74.1)
	3,059.3	3,032.5

Less – Treasury stock, at cost, 28.2 shares at March 31, 2024 and 26.7 shares at December 31, 2023	(1,427.2)	(1,316.0)
Total stockholders' equity	1,632.1	1,716.5
Total liabilities and stockholders' equity	$2,821.2	$2,918.5

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2024	2023

Cash flows from operating activities
Net income	$36.5	$42.7
Reconciliation to net cash used for operating activities:
Depreciation and amortization	31.0	30.7
Amortization related to financing	0.1	0.1
Deferred income taxes	(0.7)	(2.1)
Equity in earnings from affiliated companies	-	(1.0)
Stock-based compensation	13.1	12.9
Restructuring expenses, net of payments	0.7	(2.1)
Impairment of assets	-	1.7

Changes in assets and liabilities:
Increase in accounts receivable	(37.5)	(40.5)
Increase in inventories	(23.0)	(32.6)
(Increase) decrease in prepaid expenses and other current assets	(10.0)	0.1
Decrease in accounts payable/accrued liabilities	(14.0)	(31.0)
Other - net	(3.2)	(2.3)
Net cash used for operating activities (a)	(7.0)	(23.4)

Cash flows from investing activities
Capital expenditures (b)	(28.7)	(18.1)
Net cash used for investing activities	(28.7)	(18.1)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	15.0	65.0
Net repayments from senior unsecured credit facilities	-	(20.0)
Repurchases of common stock	(100.7)	-
Repayment of finance lease obligation and other debt, net	(0.1)	(0.1)
Dividends paid	(12.6)	(10.5)
Activity under stock plans	(5.9)	0.4
Net cash (used for) provided by financing activities	(104.3)	34.8
Effect of exchange rate changes on cash and cash equivalents	(1.1)	0.4
Net decrease in cash and cash equivalents	(141.1)	(6.3)
Cash and cash equivalents at beginning of period	227.0	112.0
Cash and cash equivalents at end of period	$85.9	$105.7

Supplemental data:
Free Cash Flow (a)+(b)	$(35.7)	$(41.5)
Accrual basis additions to property, plant and equipment	$18.6	$16.8

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended March 31, 2024 and 2023				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2024	2023	%	Effect (b)	2023	%
Commercial Aerospace	$299.3	$284.5	5.2	$(0.1)	$284.4	5.2
Space & Defense	139.1	126.2	10.2	0.3	126.5	10.0
Industrial	33.9	47.0	(27.9)	0.4	47.4	(28.5)
Consolidated Total	$472.3	$457.7	3.2	$0.6	$458.3	3.1

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	63.4	62.2			62.1
Space & Defense	29.4	27.6			27.6
Industrial	7.2	10.2			10.3
Consolidated Total	100.0	100.0			100.0

(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended March 31, 2023 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2024 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2024
Net sales to external customers	$379.5	$92.8	$-	$472.3
Intersegment sales	23.3	0.3	(23.6)	-
Total sales	402.8	93.1	(23.6)	472.3

Other operating expense	0.8	0.4	-	1.2
Operating income (loss)	63.7	12.9	(23.7)	52.9
% Operating margin	15.8%	13.9%		11.2%

Depreciation and amortization	27.2	3.8	-	31.0
Stock-based compensation expense	3.1	0.8	9.2	13.1
Accrual based additions to capital expenditures	16.7	1.9	-	18.6

First Quarter 2023
Net sales to external customers	$378.2	$79.5	$-	$457.7
Intersegment sales	19.3	1.0	(20.3)	-
Total sales	397.5	80.5	(20.3)	457.7

Other operating expense	0.2	-	-	0.2
Operating income (loss)	73.2	12.0	(22.4)	62.8
% Operating margin	18.4%	14.9%		13.7%

Depreciation and amortization	27.2	3.5	-	30.7
Stock-based compensation expense	3.1	0.8	9.0	12.9
Accrual based additions to capital expenditures	13.1	3.7	-	16.8

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income Net Income, EPS and Operating Cash Flow to Free Cash Flow			Table C
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2024	2023
GAAP operating income	$52.9	$62.8
Other operating expense (a)	1.2	0.2
Non-GAAP operating income	$54.1	$63.0

	Unaudited
	Quarters Ended March 31,
	2024		2023
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$36.5	$0.43	$42.7	$0.50
Other operating expense, net of tax (a)	0.9	0.01	0.2	-
Non-GAAP	$37.4	$0.44	$42.9	$0.50

	Unaudited
	Quarters Ended March 31,
(In millions)	2024	2023
Net cash used for operating activities	$(7.0)	$(23.4)
Less: Capital expenditures	(28.7)	(18.1)
Free cash flow (non-GAAP)	$(35.7)	$(41.5)

(a)
The quarters ended March 31, 2024 and 2023 included restructuring costs.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	December 31,
(In millions)	2024	2023	2022

Current portion finance lease	$0.1	$0.1	$0.2
Total current debt	0.1	0.1	0.2

Senior unsecured credit facility	15.0	-	25.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(0.6)	(0.7)	(0.9)
Senior notes deferred financing costs	(1.4)	(1.6)	(2.2)
Other debt	1.6	1.7	1.4
Total long-term debt	714.6	699.4	723.3
Total Debt	714.7	699.5	723.5
Less: Cash and cash equivalents	(85.9)	(227.0)	(112.0)
Total debt, net of cash	$628.8	$472.5	$611.5